Issuer Free Writing Prospectus Filed Pursuant to Rule 433 Registration Statement No. 333-212571 September 13, 2016 Barclays Bank PLC Trigger Autocallable Contingent Yield Notes

Linked to the lesser performing of the MSCI EAFE® Index and the Russell 2000® Index due on or about September 17, 2026

Investment Description

Trigger Autocallable Contingent Yield Notes (the “Notes”) are unsecured and unsubordinated debt securities issued by Barclays Bank PLC (the “Issuer”) linked to the lesser performing of the MSCI EAFE® Index and the Russell 2000® Index (each an “Underlying” and together the “Underlyings”). On a quarterly basis, unless the Notes have been previously called, the Issuer will pay you a coupon (the “Contingent Coupon”) if the closing level of each Underlying on the applicable Observation Date is greater than or equal to its specified Coupon Barrier. Otherwise, no coupon will be paid for that quarter. The Issuer will automatically call the Notes if the closing level of each Underlying on any Observation Date (quarterly, beginning on September 14, 2017) is greater than or equal to its closing level on the Trade Date (the “Initial Underlying Level”). If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes. If the Notes are not automatically called and the closing level of each Underlying on the Final Valuation Date (the “Final Underlying Level”) is greater than or equal to both its specified Downside Threshold and its Coupon Barrier, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Final Underlying Level of either Underlying is less than its Coupon Barrier, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes, but no coupon will be paid. However, if the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment at maturity that is less than the principal amount, if anything, resulting in a percentage loss on your investment equal to the negative Underlying Return of the Lesser Performing Underlying. In this case, you will have full downside exposure to the Lesser Performing Underlying from the Initial Underlying Level to the Final Underlying Level, and could lose all of your initial investment. Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Downside Threshold of each Underlying is observed relative to its Final Underlying Level only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (as described on page FWP-4 of this free writing prospectus) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus and “Risk Factors” in the accompanying prospectus supplement.

Features

❑  Contingent Coupon: Unless the Notes have been previously called, the Issuer will pay you a Contingent Coupon each quarter if the closing level of each Underlying on the applicable Observation Date is greater than or equal to its Coupon Barrier. Otherwise, no coupon will be paid for that quarter.

❑  Automatic Call: The Issuer will automatically call the Notes if the closing level of each Underlying on any Observation Date (quarterly, beginning on September 14, 2017) is greater than or equal to its Initial Underlying Level. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

❑  Downside Exposure with Contingent Repayment of Principal at Maturity: If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to both its Downside Threshold and its Coupon Barrier, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date. If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Final Underlying Level of either Underlying is less than its Coupon Barrier, the Issuer will pay you a cash payment at maturity equal to the principal amount of your Notes, but no coupon will be paid. However, if the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will repay less than your principal amount, if anything, resulting in a loss of your initial investment that will be proportionate to the negative Underlying Return of the Lesser Performing Underlying. The Downside Threshold of each Underlying is observed relative to its Final Underlying Level only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC.

Key Dates[1]
Trade Date:	September 13, 2016
Settlement Date:	September 16, 2016
Observation Dates[2]:	Quarterly, commencing December 14, 2016 (callable beginning September 14, 2017)
Final Valuation Date[2]:	September 14, 2026
Maturity Date[2]:	September 17, 2026

[1]   Expected. In the event we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed so that the stated term of the Notes remains the same.

[2]   Subject to postponement. See “Indicative Terms” on page FWP-6 of this free writing prospectus.

NOTICE TO INVESTORS: THE NOTES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE FULL PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND THE NOTES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE LESSER PERFORMING UNDERLYING. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF BARCLAYS BANK PLC. YOU SHOULD NOT PURCHASE THE NOTES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE NOTES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE FWP-9 OF THIS FREE WRITING PROSPECTUS AND “RISK FACTORS” BEGINNING ON PAGE S-7 OF THE PROSPECTUS SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES. THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.

NOTWITHSTANDING ANY OTHER AGREEMENTS, ARRANGEMENTS OR UNDERSTANDINGS BETWEEN BARCLAYS BANK PLC AND ANY HOLDER OF THE NOTES, BY ACQUIRING THE NOTES, EACH HOLDER OF THE NOTES ACKNOWLEDGES, ACCEPTS, AGREES TO BE BOUND BY AND CONSENTS TO THE EXERCISE OF, ANY U.K. BAIL-IN POWER BY THE RELEVANT U.K. RESOLUTION AUTHORITY. SEE “CONSENT TO U.K. BAIL-IN POWER” ON PAGE FWP-4 OF THIS FREE WRITING PROSPECTUS.

Note Offering

We are offering Trigger Autocallable Contingent Yield Notes linked to the lesser performing of the MSCI EAFE® Index and the Russell 2000® Index. The Initial Underlying Level and corresponding Coupon Barrier and Downside Threshold for each Underlying will be determined on the Trade Date. The Initial Underlying Level of each Underlying will be the closing level of that Underlying on the Trade Date. The Notes are offered at a minimum investment of 100 Notes at $10.00 per Note (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.

Underlying	Contingent Coupon Rate	Initial Underlying Level	Coupon Barrier*	Downside Threshold*	CUSIP/ ISIN
MSCI EAFE® Index (MXEA)	8.20% per annum	•	70.00% of the Initial Underlying Level	50.00% of the Initial Underlying Level	06745B417 / US06745B4178
Russell 2000® Index (RTY)		•	70.00% of the Initial Underlying Level	50.00% of the Initial Underlying Level

* Rounded to two decimal places for the MSCI EAFE® Index and rounded to three decimal places for the Russell 2000® Index

See “Additional Information about Barclays Bank PLC and the Notes” on page FWP-2 of this free writing prospectus. The Notes will have the terms specified in the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and this free writing prospectus.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

	Initial Issue Price[1]	Underwriting Discount	Proceeds to Barclays Bank PLC
Per Note	$10.00	$0.35	$9.65
Total	$•	$•	$•

1 Our estimated value of the Notes on the Trade Date, based on our internal pricing models, is expected to be between $9.200 and $9.461 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 of this free writing prospectus.

UBS Financial Services Inc.	Barclays Capital Inc.

Additional Information about Barclays Bank PLC and the Notes

Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus dated July 18, 2016, the prospectus supplement dated July 18, 2016, the index supplement dated July 18, 2016 and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you each of these documents if you request them by calling your Barclays Bank PLC sales representative, such dealer or toll-free 1-888-227-2275 (Extension 2-3430). A copy of each of these documents may be obtained from Barclays Capital Inc., 745 Seventh Avenue — Attn: US InvSol Support, New York, NY 10019.

You may revoke your offer to purchase the Notes at any time prior to the pricing as described on the cover of this free writing prospectus. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

You should read this free writing prospectus together with the prospectus dated July 18, 2016, as supplemented by the prospectus supplement dated July 18, 2016 and the index supplement dated July 18, 2016 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This free writing prospectus, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

If the terms discussed in this free writing prospectus differ from those in the prospectus, prospectus supplement or index supplement, the terms discussed herein will control.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Prospectus dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000119312516650074/d219304df3asr.htm

♦	Prospectus supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916132999/a16-14463_21424b3.htm

♦	Index supplement dated July 18, 2016: http://www.sec.gov/Archives/edgar/data/312070/000110465916133002/a16-14463_22424b3.htm

Our SEC file number is 1-10257. References to “Barclays,” “Barclays Bank PLC,” “we,” “our” and “us” refer only to Barclays Bank PLC and not to its consolidated subsidiaries. In this free writing prospectus, “Notes” refers to the Trigger Autocallable Contingent Yield Notes that are offered hereby, unless the context otherwise requires.

FWP-2

Additional Information Regarding Our Estimated Value of the Notes

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables, such as market benchmarks, our appetite for borrowing and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Trade Date is based on our internal funding rates. Our estimated value of the Notes might be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Trade Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is expected to result from several factors, including any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

Our estimated value on the Trade Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Trade Date for a temporary period expected to be approximately eleven months after the initial issue date of the Notes because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs that we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial issue date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Key Risks” beginning on page FWP-9 of this free writing prospectus.

You may revoke your offer to purchase the Notes at any time prior to the Trade Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their Trade Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

FWP-3

Consent to U.K. Bail-in Power

Notwithstanding any other agreements, arrangements or understandings between us and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is an European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder of the Notes such shares, securities or obligations); and/or (iii) the amendment or alteration of the maturity of the Notes, or amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder of the Notes further acknowledges and agrees that the rights of the holders of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Key Risks—You may lose some or all of your investment if any U.K. bail-in power is exercised by the relevant U.K. resolution authority” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

FWP-4

Investor Suitability

The Notes may be suitable for you if:

♦   You fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your investment and are willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦   You are willing to accept the individual market risk of each Underlying and understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦   You believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, and, if either Underlying does not, you can tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦   You believe the Final Underlying Level of each Underlying is not likely to be less than its Downside Threshold and, if the Final Underlying Level of either Underlying is less than its Downside Threshold, you can tolerate a loss of all or a substantial portion of your investment.

♦   You understand and accept that you will not participate in any appreciation of either Underlying, which may be significant, and that your return potential on the Notes is limited to any Contingent Coupons paid on the Notes.

♦   You can tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦   You are willing and able to hold Notes that will be called on the earliest Observation Date (quarterly, beginning on September 14, 2017) on which the closing level of each Underlying is greater than or equal to its Initial Underlying Level, and you are otherwise willing and able to hold the Notes to maturity and accept that there may be little or no secondary market for the Notes.

♦   You do not seek guaranteed current income from this investment, you are willing to accept the risk of contingent yield and you are willing to forgo any dividends paid on the securities composing the Underlyings.

♦   You understand and are willing to accept the risks associated with each Underlying.

♦   You are willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes and understand that if Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power, you might not receive any amounts due to you, including any repayment of principal.

The Notes may not be suitable for you if:

♦   You do not fully understand the risks inherent in an investment in the Notes, including the risk of loss of your entire initial investment.

♦   You require an investment designed to provide a full return of principal at maturity, you cannot tolerate a loss of all or a substantial portion of your investment or you are not willing to make an investment that may have the full downside market risk of an investment in the Lesser Performing Underlying.

♦   You are unwilling to accept the individual market risk of each Underlying or do not understand that any decline in the level of one Underlying will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying.

♦   You do not believe each Underlying is likely to close at or above its Coupon Barrier on the specified Observation Dates, or you cannot tolerate receiving few or no Contingent Coupons over the term of the Notes.

♦   You believe the Final Underlying Level of either Underlying is likely to be less than its Downside Threshold, which could result in a total loss of your initial investment.

♦   You seek an investment that participates in the full appreciation of either or both of the Underlyings and whose return is not limited to any Contingent Coupons paid on the Notes.

♦   You cannot tolerate fluctuations in the price of the Notes prior to maturity that may be similar to or exceed the downside fluctuations in the levels of the Underlyings.

♦   You are unable or unwilling to hold Notes that will be called on the earliest Observation Date (quarterly, beginning on September 14, 2017) on which the closing level of each Underlying is greater than or equal to its Initial Underlying Level, or you are unable or unwilling to hold the Notes to maturity and seek an investment for which there will be an active secondary market.

♦   You seek guaranteed current income from your investment, you are unwilling to accept the risk of contingent yield or you prefer to receive any dividends paid on the securities composing the Underlyings.

♦   You do not understand or are not willing to accept the risks associated with each Underlying.

♦   You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

♦   You are not willing to assume the credit risk of Barclays Bank PLC, as issuer of the Notes, for all payments under the Notes, including any repayment of principal.

The suitability considerations identified above are not exhaustive. Whether or not the Notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Notes in light of your particular circumstances. You should also review carefully the “Key Risks” beginning on page FWP-9 of this free writing prospectus and the “Risk Factors” beginning on page S-7 of the prospectus supplement for risks related to an investment in the Notes. For more information about the Underlyings, please see the sections titled “MSCI EAFE® Index” and “Russell 2000® Index” below.

FWP-5

Indicative Terms[1]
Issuer:	Barclays Bank PLC
Issue Price:	$10.00 per Note
Principal Amount:	$10.00 per Note (subject to minimum investment of 100 Notes)
Term[2,3]:	Approximately ten years, unless called earlier
Reference Assets[4]:	The MSCI EAFE® Index (Bloomberg ticker symbol “MXEA<Index>") and the Russell 2000® Index (Bloomberg ticker symbol “RTY<Index>”) (each an “Underlying” and together the “Underlyings”)
Automatic Call Feature:	The Issuer will automatically call the Notes if the closing level of each Underlying on any Observation Date (quarterly, beginning on September 14, 2017) is greater than or equal to its Initial Underlying Level. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.
Observation Dates[2,3]:	The first Observation Date will occur on or about December 14, 2016; Observation Dates will occur quarterly thereafter as listed in the “Observation Dates/Coupon Payment Dates/Call Settlement Dates” section below. The final Observation Date, September 14, 2026, is the “Final Valuation Date.”
Call Settlement Dates[3]:	The Coupon Payment Date immediately following the applicable Observation Date, which will be two (2) business days following the applicable Observation Date; provided that, if the Notes are automatically called on the Final Valuation Date, the related Call Settlement Date will be the Maturity Date.
Contingent Coupon:

If the closing level of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

If the closing level of either Underlying is less than its Coupon Barrier on any Observation Date, the Contingent Coupon applicable to that Observation Date will not accrue or be payable and the Issuer will not make any payment to you on the related Coupon Payment Date.

The Contingent Coupon is a fixed amount potentially payable quarterly based on the per annum Contingent Coupon Rate.

Coupon Barrier:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this free writing prospectus
Coupon Payment Dates[3]:	Two (2) business days following the applicable Observation Date; provided that the final Coupon Payment Date will be the Maturity Date
Contingent Coupon Rate:

The Contingent Coupon Rate is 8.20% per annum. Accordingly, the Contingent Coupon with respect to each Observation Date is equal to $0.205 per Note and will be payable only for each Observation Date on which the closing level of each Underlying is greater than or equal to its Coupon Barrier.

Whether Contingent Coupons will be paid on the Notes will depend on the performance of the Underlyings. The Issuer will not pay you the Contingent Coupon for any Observation Date on which the closing level of either Underlying is less than its Coupon Barrier.

Payment at Maturity (per Note):

If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to both its Downside Threshold and its Coupon Barrier, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Final Underlying Level of either Underlying is less than its Coupon Barrier, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note, but no coupon will be paid.

If the Notes are not automatically called and the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying; equal to:

$10.00 × (1 + Underlying Return of the Lesser Performing Underlying)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party.

Underlying Return:	With respect to each Underlying: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Lesser Performing Underlying:	The Underlying with the lower Underlying Return
Downside Threshold:	With respect to each Underlying, a percentage of the Initial Underlying Level of that Underlying, as specified on the cover of this free writing prospectus
Initial Underlying Level:	With respect to each Underlying, the closing level of that Underlying on the Trade Date
Final Underlying Level[4]:	With respect to each Underlying, the closing level of that Underlying on the Final Valuation Date
Calculation Agent:	Barclays Bank PLC
[1]	Terms used in this free writing prospectus, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

[2]	In the event that we make any change to the expected Trade Date or Settlement Date, the Observation Dates, including the Final Valuation Date, and/or the Maturity Date may be changed to ensure that the stated term of the Notes remains the same.

[3]	Each Observation Date may be postponed if that Observation Date is not a scheduled trading day with respect to either Underlying or if a market disruption event occurs with respect to either Underlying on that Observation Date as described under “Reference Assets—Indices—Market Disruption Events for Securities with an Index of Equity Securities as a Reference Asset” and “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds and/or Indices of Equity Securities” in the prospectus supplement. In addition, a Coupon Payment Date, a Call Settlement Date and/or the Maturity Date will be postponed if that day is not a business day or if the relevant Observation Date is postponed as described under “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

[4]	If an Underlying is discontinued or if the sponsor of an Underlying fails to publish that Underlying, the Calculation Agent may select a successor underlying or, if no successor underlying is available, will calculate the value to be used as the closing level of that Underlying. In addition, the Calculation Agent will calculate the value to be used as the closing level of an Underlying in the event of certain changes in or modifications to that Underlying. For more information, see “Reference Assets—Indices—Adjustments Relating to Securities with an Index as a Reference Asset” in the accompanying prospectus supplement.

FWP-6

Investment Timeline

Trade Date:	The closing level of each Underlying (the Initial Underlying Level) is observed and the Coupon Barrier and Downside Threshold of each Underlying are determined.

Quarterly (callable beginning September 14, 2017):

If the closing level of each Underlying is greater than or equal to its Coupon Barrier on any Observation Date, the Issuer will pay you the Contingent Coupon applicable to that Observation Date.

However, if the closing level of either Underlying is less than its Coupon Barrier on any Observation Date, no Contingent Coupon payment will be made with respect to that Observation Date.

The Issuer will automatically call the Notes if the closing level of each Underlying on any Observation Date (quarterly, beginning on September 14, 2017) is greater than or equal to its Initial Underlying Level. If the Notes are automatically called, the Issuer will repay the principal amount of your Notes plus pay the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date, and no further amounts will be owed to you under the Notes.

Maturity Date:

The Final Underlying Level of each Underlying is determined as of the Final Valuation Date.

If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to both its Downside Threshold and its Coupon Barrier, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per Note plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

If the Notes are not automatically called and the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold but the Final Underlying Level of either Underlying is less than its Coupon Barrier, the Issuer will pay you a cash payment on the Maturity Date equal to $10.00 per $10.00 principal amount Note, but no coupon will be paid.

If the Notes are not automatically called and the Final Underlying Level of either Underlying is less than its Downside Threshold, the Issuer will pay you a cash payment on the Maturity Date per Note that is less than your principal amount, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying; equal to:

$10.00 × (1 + Underlying Return of the Lesser Performing Underlying)

Accordingly, you may lose all or a substantial portion of your principal at maturity, depending on how much the Lesser Performing Underlying declines, regardless of the performance of the other Underlying.

Investing in the Notes involves significant risks. You may lose some or all of your initial investment. You may receive few or no Contingent Coupons during the term of the Notes. You will be exposed to the market risk of each Underlying and any decline in the level of one Underlying may negatively affect your return and will not be offset or mitigated by a lesser decline or any potential increase in the level of the other Underlying. The Downside Threshold of each Underlying is observed relative to its Final Underlying Level only on the Final Valuation Date, and the contingent repayment of principal applies only if you hold the Notes to maturity. Generally, the higher the Contingent Coupon Rate on a Note, the greater the risk of loss on that Note. Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying. Any payment on the Notes, including any repayment of principal, is subject to the creditworthiness of Barclays Bank PLC and is not guaranteed by any third party. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes.

FWP-7

Observation Dates/Coupon Payment Dates/Call Settlement Dates
Observation Dates	Coupon Payment Dates/ Call Settlement Dates
December 14, 2016*	December 16, 2016
March 14, 2017*	March 16, 2017
June 14, 2017*	June 16, 2017
September 14, 2017	September 18, 2017
December 14, 2017	December 18, 2017
March 14, 2018	March 16, 2018
June 14, 2018	June 18, 2018
September 14, 2018	September 18, 2018
December 14, 2018	December 18, 2018
March 14, 2019	March 18, 2019
June 14, 2019	June 18, 2019
September 16, 2019	September 18, 2019
December 16, 2019	December 18, 2019
March 16, 2020	March 18, 2020
June 15, 2020	June 17, 2020
September 14, 2020	September 16, 2020
December 14, 2020	December 16, 2020
March 15, 2021	March 17, 2021
June 14, 2021	June 16, 2021
September 14, 2021	September 16, 2021
December 14, 2021	December 16, 2021
March 14, 2022	March 16, 2022
June 14, 2022	June 16, 2022
September 14, 2022	September 16, 2022
December 14, 2022	December 16, 2022
March 14, 2023	March 16, 2023
June 14, 2023	June 16, 2023
September 14, 2023	September 18, 2023
December 14, 2023	December 18, 2023
March 14, 2024	March 18, 2024
June 14, 2024	June 18, 2024
September 16, 2024	September 18, 2024
December 16, 2024	December 18, 2024
March 14, 2025	March 18, 2025
June 16, 2025	June 18, 2025
September 15, 2025	September 17, 2025
December 15, 2025	December 17, 2025
March 16, 2026	March 18, 2026
June 15, 2026	June 17, 2026
September 14, 2026	September 17, 2026
*The Notes are NOT automatically callable until the fourth Observation Date, which is September 14, 2017. Thus, the first Call Settlement Date will be on or about September 18, 2017.

FWP-8

Key Risks

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing in either or both of the Underlyings or the securities composing the Underlyings. These risks are explained in more detail in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

♦	You may lose some or all of your principal — The Notes differ from ordinary debt securities in that the Issuer will not necessarily pay the full principal amount of the Notes at maturity. If the Notes are not automatically called, the Issuer will pay you the principal amount of your Notes only if the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and will make such payment only at maturity. If the Notes are not automatically called and the Final Underlying Level of either Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Lesser Performing Underlying and the Issuer will repay less than the full principal amount of the Notes at maturity, if anything, resulting in a loss of principal that is proportionate to the negative Underlying Return of the Lesser Performing Underlying. Accordingly, you may lose some or all of your principal.

♦	If the Notes are not automatically called, the payment at maturity, if any, is calculated based solely on the performance of the Lesser Performing Underlying — If the Notes are not automatically called pursuant to the Call Feature, the payment at maturity, if any, will be linked solely to the performance of the Lesser Performing Underlying. As a result, in the event that the Final Underlying Level of the Lesser Performing Underlying is less than its Downside Threshold, the Underlying Return of only the Lesser Performing Underlying will be used to determine the return on your Notes, and you will not benefit from the performance of the other Underlying, even if the Final Underlying Level of the other Underlying is greater than or equal to its Downside Threshold or Initial Underlying Level.

♦	You may not receive any Contingent Coupons — The Issuer will not necessarily make periodic coupon payments on the Notes. If the closing level of either Underlying on an Observation Date is less than its Coupon Barrier, the Issuer will not pay you the Contingent Coupon applicable to that Observation Date even if the closing level of the other Underlying is greater than or equal to its Coupon Barrier on that Observation Date. If the closing level of either Underlying is less than its Coupon Barrier on each of the Observation Dates, the Issuer will not pay you any Contingent Coupons during the term of the Notes, and you will not receive a positive return on your Notes. Generally, this non-payment of the Contingent Coupon coincides with a period of greater risk of principal loss on your Notes.

♦	Contingent repayment of principal applies only at maturity — You should be willing to hold your Notes to maturity. The market value of the Notes may fluctuate between the date you purchase them and the Final Valuation Date. If you are able to sell your Notes prior to maturity in the secondary market, if any, you may have to sell them at a loss relative to your initial investment even if at that time the level of either or both of the Underlyings is greater than its Downside Threshold.

♦	Your return potential on the Notes is limited to any Contingent Coupons paid on the Notes, and you will not participate in any appreciation of either Underlying — The return potential of the Notes is limited to the pre-specified per annum Contingent Coupon Rate, regardless of any appreciation of either Underlying. In addition, the total return on the Notes will vary based on the number of Observation Dates on which the closing level of each Underlying has been greater than or equal to its Coupon Barrier prior to maturity or an automatic call. Further, if the Notes are automatically called pursuant to the Automatic Call Feature, you will not receive Contingent Coupons or any other payment in respect of any Observation Dates after the applicable Call Settlement Date. Because the Notes could be called as early as the fourth Observation Date, the total return on the Notes could be minimal. If the Notes are not automatically called, you may be subject to the decline in the level of the Lesser Performing Underlying even though you will not participate in any appreciation of either Underlying. If the Notes remain outstanding following any Observation Date, that means at least one Underlying has closed below its Initial Underlying Level on each prior Observation Date. Generally, the longer the Notes remain outstanding, the less likely it is that the Notes will be automatically called, due to the decline in the level of either or both of the Underlyings and the shorter time remaining for the level of such Underlying(s) to increase to or above its Initial Underlying Level on a subsequent Observation Date. As a result, the return on an investment in the Notes could be less than the return on a direct investment in either or both of the Underlyings or securities composing the Underlyings.

♦	Because the Notes are linked to the Lesser Performing Underlying, you are exposed to greater risks of no Contingent Coupons and sustaining a significant loss on your investment at maturity than if the Notes were linked to a single Underlying — The risk that you will not receive any Contingent Coupons and lose some or all of your initial investment in the Notes at maturity is greater if you invest in the Notes as opposed to substantially similar securities that are linked to the performance of a single Underlying. With two Underlyings, it is more likely that the closing level of either Underlying will be less than its Coupon Barrier on the specified Observation Dates or less than its Downside Threshold on the Final Valuation Date and therefore it is more likely that you will not receive any Contingent Coupons and that you will suffer a significant loss on your investment at maturity. In addition, because the closing level of each Underlying must be greater than or equal to its Initial Underlying Level on an Observation Date in order for the Notes to be automatically called prior to maturity, the Notes are less likely to be automatically called on any Observation Date than if the Notes were linked to a single Underlying. Further, the performance of the Underlyings may not be correlated or may be negatively correlated. The lower the correlation between two Underlyings, the greater the potential for one of those Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively. See “Correlation of the Underlyings” below.

It is impossible to predict what the correlation between the Underlyings will be over the term of the Notes. The Underlyings represent different equity markets. The MSCI EAFE® Index represents the equity market performance of certain developed markets excluding the United States and Canada and the Russell 2000® Index represents the small-capitalization segment of the United States equity market. These different equity markets may not perform similarly over the term of the Notes.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss on your investment at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the

FWP-9

Underlyings over the period set forth under “Correlation of the Underlyings” below. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

♦	You are exposed to the market risk of each Underlying — Your return on the Notes is not linked to a basket consisting of each Underlying. Rather, it will be contingent upon the independent performance of each Underlying. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Underlying. Poor performance by either Underlying over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the level of the other Underlying. To receive any Contingent Coupons, the closing level of each Underlying must be greater than or equal to its Coupon Barrier on the applicable Observation Date. In addition, if the Notes have not been automatically called prior to maturity and the Final Underlying Level of either Underlying is less than its Downside Threshold, you will be exposed to the full decline in the Lesser Performing Underlying. Accordingly, your investment is subject to the market risk of each Underlying.

♦	Reinvestment risk — If your Notes are automatically called early, the holding period over which you would receive the per annum Contingent Coupon Rate could be as short as approximately one year. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are automatically called prior to the Maturity Date.

♦	A higher Contingent Coupon Rate and/or a lower Coupon Barrier and/or Downside Threshold may reflect greater expected volatility of the Underlyings, which is generally associated with a greater risk of loss — Volatility is a measure of the degree of variation in the levels of the Underlyings over a period of time. The greater the expected volatilities of the Underlyings at the time the terms of the Notes are set, the greater the expectation is at that time that you may not receive one or more, or all, Contingent Coupon payments and that you may lose a significant portion or all of your principal at maturity. In addition, the economic terms of the Notes, including the Contingent Coupon Rate, the Coupon Barrier and the Downside Threshold, are based, in part, on the expected volatilities of the Underlyings at the time the terms of the Notes are set, where higher expected volatilities will generally be reflected in a higher Contingent Coupon Rate than the fixed rate we would pay on conventional debt securities of the same maturity and/or on otherwise comparable securities and/or a lower Coupon Barrier and/or a lower Downside Threshold as compared to otherwise comparable securities. Accordingly, a higher Contingent Coupon Rate will generally be indicative of a greater risk of loss while a lower Coupon Barrier or Downside Threshold does not necessarily indicate that the Notes have a greater likelihood of paying Contingent Coupon payments or returning your principal at maturity. You should be willing to accept the downside market risk of each Underlying and the potential loss of some or all of your principal at maturity.

♦	Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes and, in the event Barclays Bank PLC were to default on its obligations, you might not receive any amount owed to you under the terms of the Notes.

♦	You may lose some or all of your investment if any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority — Notwithstanding any other agreements, arrangements or understandings between Barclays Bank PLC and any holder of the Notes, by acquiring the Notes, each holder of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this free writing prospectus. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this free writing prospectus as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail could materially adversely affect the value of the securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

♦	Owning the Notes is not the same as owning the securities composing either or both Underlyings — The return on your Notes may not reflect the return you would realize if you actually owned the securities composing either or both Underlyings. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the securities composing either Underlying would have.

♦	Each Underlying reflects the price return of the securities composing that Underlying, not the total return — The return on the Notes is based on the performance of the Underlyings, which reflect changes in the market prices of the securities composing each Underlying. Each Underlying is not a “total return” index that, in addition to reflecting those price returns, would also reflect dividends paid on the securities composing the applicable Underlying. Accordingly, the return on the Notes will not include such a total return feature.

♦	Dealer incentives — We, the Agents and affiliates of the Agents act in various capacities with respect to the Notes. The Agents and various affiliates may act as a principal, agent or dealer in connection with the Notes. Such Agents, including the sales representatives of UBS Financial Services Inc., will derive compensation from the distribution of the Notes and such compensation may serve as an incentive to sell these Notes instead of other investments. We will pay compensation as specified on the cover of this free writing prospectus to the Agents in connection with the distribution of the Notes, and such compensation may be passed on to affiliates of the Agents or other third party distributors.

FWP-10

♦	There may be little or no secondary market for the Notes — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

♦	Potentially inconsistent research, opinions or recommendations by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates — Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates and agents may publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. Any research, opinions or recommendations expressed by Barclays Capital Inc., UBS Financial Services Inc. or their respective affiliates or agents may not be consistent with each other and may be modified from time to time without notice. You should make your own independent investigation of the merits of investing in the Notes and each Underlying.

♦	No assurance that the investment view implicit in the Notes will be successful — It is impossible to predict whether and the extent to which the level of either Underlying will rise or fall. There can be no assurance that the level of either Underlying will not close below its Downside Threshold on the Final Valuation Date. The level of each Underlying will be influenced by complex and interrelated political, economic, financial and other factors that affect that Underlying. You should be willing to accept the downside risks associated with equities in general and each Underlying in particular, and the risk of losing some or all of your initial investment.

♦	Potential Barclays Bank PLC impact on the levels of the Underlyings — Trading or transactions by Barclays Bank PLC or its affiliates in the securities composing the Underlyings and/or over-the-counter options, futures or other instruments with returns linked to the performance of either or both Underlyings or the securities composing the Underlyings, may adversely affect the level of either Underlying and, therefore, the market value of the Notes.

♦	The Notes are subject to currency exchange risk with respect to the MSCI EAFE® Index — Because the prices of the securities composing the MSCI EAFE® Index are converted into U.S. dollars for purposes of calculating the value of the securities composing the MSCI EAFE® Index, you will be exposed to the currency exchange rate risk with respect to each of the currencies in which the securities composing the MSCI EAFE® Index trade. Exchange rate movements for a particular currency are volatile and are the result of numerous factors including the supply of, and the demand for, those currencies, as well as the relevant government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to the relevant region. An investor’s net exposure will depend on the extent to which the currencies of the securities composing the MSCI EAFE® Index strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the securities composing the MSCI EAFE® Index, the value of the MSCI EAFE® Index will be adversely affected and any payment on the Notes may be reduced.

Of particular importance to potential currency exchange risk are:

♦	existing and expected rates of inflation;

♦	existing and expected interest rate levels;

♦	the balance of payments; and

♦	the extent of governmental surpluses or deficits in the relevant countries and the United States.

All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries represented by the securities underlying the MSCI EAFE® Index and the United States and other countries important to international trade and finance.

♦	Non-U.S. securities markets risks with respect to the MSCI EAFE® Index — The equity securities composing the MSCI EAFE® Index are issued by non-U.S. companies in non-U.S. securities markets. Investments in securities linked to the value of such non-U.S. equity securities, such as the Notes, involve risks associated with the securities markets in the home countries of the issuers of those non-U.S. equity securities, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than there is about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in non-U.S. markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.

FWP-11

♦	The Notes are subject to small-capitalization companies risk with respect to the Russell 2000® Index — The Russell 2000® Index tracks companies that are considered small-capitalization companies. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies, and therefore securities linked to the Russell 2000® Index may be more volatile than an investment linked to an index with component stocks issued by large-capitalization companies. Stock prices of small-capitalization companies are also more vulnerable than those of large-capitalization companies to adverse business and economic developments. In addition, small-capitalization companies are typically less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Small-capitalization companies are often subject to less analyst coverage and may be in early, and less predictable, periods of their corporate existences. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products.

♦	Many economic and market factors will impact the value of the Notes — Structured notes, including the Notes, can be thought of as securities that combine a debt instrument with one or more options or other derivative instruments. As a result, the factors that influence the values of debt instruments and options or other derivative instruments will also influence the terms and features of the Notes at issuance and their value in the secondary market. Accordingly, in addition to the levels of the Underlyings on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

♦	the expected volatility of the Underlyings and the securities composing the Underlyings;

♦	correlation (or lack of correlation) of the Underlyings

♦	the time to maturity of the Notes;

♦	the market prices of and dividend rates on the securities composing the Underlyings;

♦	interest and yield rates in the market generally;

♦	supply and demand for the Notes;

♦	a variety of economic, financial, political, regulatory and judicial events;

♦	the exchange rates relative to the U.S. dollar with respect to each of the currencies in which the securities composing the MSCI EAFE® Index trade; and

♦	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦	The estimated value of your Notes is expected to be lower than the initial issue price of your Notes — The estimated value of your Notes on the Trade Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is expected as a result of certain factors, such as any sales commissions expected to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees expected to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost that we may incur in hedging our obligations under the Notes, and estimated development and other costs that we may incur in connection with the Notes.

♦	The estimated value of your Notes might be lower if such estimated value were based on the levels at which our debt securities trade in the secondary market — The estimated value of your Notes on the Trade Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated values referenced above might be lower if such estimated values were based on the levels at which our benchmark debt securities trade in the secondary market. Also, this difference in funding rate as well as certain factors, such as sales commissions, selling concessions, estimated costs and profits mentioned below, reduces the economic terms of the Notes to you.

♦	The estimated value of the Notes is based on our internal pricing models, which may prove to be inaccurate and may be different from the pricing models of other financial institutions — The estimated value of your Notes on the Trade Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions that may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

♦	The estimated value of your Notes is not a prediction of the prices at which you may sell your Notes in the secondary market, if any, and such secondary market prices, if any, will likely be lower than the initial issue price of your Notes and may be lower than the estimated value of your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price, at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

FWP-12

♦	The temporary price at which we may initially buy the Notes in the secondary market and the value we may initially use for customer account statements, if we provide any customer account statements at all, may not be indicative of future prices of your Notes — Assuming that all relevant factors remain constant after the Trade Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Trade Date, as well as the secondary market value of the Notes, for a temporary period after the initial issue date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes. Please see “Additional Information Regarding Our Estimated Value of the Notes” on page FWP-3 for further information.

♦	We and our affiliates may engage in various activities or make determinations that could materially affect your Notes in various ways and create conflicts of interest — We and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation. Additionally, the role played by Barclays Capital Inc., as a dealer in the Notes, could present it with significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as an incentive to sell these Notes instead of other investments. We may pay dealer compensation to any of our affiliates acting as agents or dealers in connection with the distribution of the Notes. Furthermore, we and our affiliates make markets in and trade various financial instruments or products for their own accounts and for the account of their clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, instruments or assets that may serve as the underliers, basket underliers or constituents of the underliers of the Notes. Such market making, trading activities, other investment banking and financial services may negatively impact the value of the Notes. Furthermore, in any such market making, trading activities, and other services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities.

♦	Tax treatment — Significant aspects of the tax treatment of the Notes are uncertain. You should consult your tax advisor about your tax situation. See “What Are the Tax Consequences of an Investment in the Notes?” on page FWP-18 of this free writing prospectus.

FWP-13

Hypothetical Examples

The examples below illustrate the payment upon a call or at maturity for a $10 principal amount Note on a hypothetical offering of the Notes under various scenarios, with the assumptions as set forth below.* We cannot predict the closing level of either Underlying on any day during the term of the Notes, including on any Observation Date. You should not take these examples as an indication or assurance of the expected performance of the Notes. Numbers in the examples below have been rounded for ease of analysis. The examples below do not take into account any tax consequences from investing in the Notes. In these examples, we refer to the MSCI EAFE® Index and the Russell 2000® Index as the “MXEA Index” and the “RTY Index,” respectively.

Principal Amount:	$10.00
Term:	Approximately ten years (unless called earlier)
Contingent Coupon Rate:	8.20% per annum (or 2.05% per quarter)
Contingent Coupon:	$0.205 per quarter
Hypothetical Initial Underlying Level:	100.00 for the MXEA Index and 100.000 for the RTY Index
Hypothetical Coupon Barrier:	70.00 for the MXEA Index and 70.000 for the RTY Index (which, with respect to each Underlying, is 70.00% of the hypothetical Initial Underlying Level of that Underlying)
Hypothetical Downside Threshold:	50.00 for the MXEA Index and 50.000 for the RTY Index (which, with respect to each Underlying, is 50.00% of the hypothetical Initial Underlying Level of that Underlying)
Observation Dates:	Observation Dates will occur quarterly as set forth under “Indicative Terms” and “Observation Dates/Coupon Payment Dates/Call Settlement Dates” in this free writing prospectus. The Notes will be automatically callable beginning on the fourth Observation Date.

*	Terms used for purposes of these hypothetical examples may not represent the actual Initial Underlying Levels, Coupon Barriers or Downside Thresholds applicable to the Notes. The actual Initial Underlying Level, Coupon Barrier and Downside Threshold will be set on the Trade Date. The hypothetical Initial Underlying Levels of 100.00 for the MXEA Index and 100.000 for the RTY Index have been chosen for illustrative purposes only and do not represent likely Initial Underlying Levels for the Underlyings. The actual Initial Underlying Level and resulting Downside Threshold and Coupon Barrier of each Underlying will be based on the closing level of that Underlying on the Trade Date. For historical data regarding the actual closing levels of the Underlyings, please see the historical information set forth under the sections titled “MSCI EAFE® Index” and “Russell 2000® Index” below.

The examples below are purely hypothetical. These examples are intended to illustrate (a) under what circumstances the Notes will be subject to an automatic call, (b) how the payment of a Contingent Coupon with respect to any Observation Date will depend on whether the closing level of either Underlying on that Observation Date is less than its Coupon Barrier, (c) how the value of the payment at maturity on the Notes will depend on whether the Final Underlying Level of either Underlying is less than its Downside Threshold and/or its Coupon Barrier and (d) how the total return on the Notes may be less than the total return on a direct investment in either or both Underlyings in certain scenarios. The “total return” as used in this free writing prospectus is the number, expressed as a percentage, that results from comparing the total payments per Note over the term of the Notes to the $10.00 initial issue price.

Example 1 — Notes Are Automatically Called on the Fourth Observation Date

Date	Closing Level	Payment (per Note)
First Observation Date	MXEA Index: 105.00 RTY Index: 110.000	Closing level of each Underlying at or above its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.205 on first Coupon Payment Date.
Second Observation Date	MXEA Index: 80.00 RTY Index: 60.000	Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	MXEA Index: 60.00 RTY Index: 80.000	Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of MXEA Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth Observation Date	MXEA Index: 110.00 RTY Index: 115.000	Closing level of each Underlying at or above its Initial Underlying Level; Notes are automatically called; Issuer repays principal plus pays Contingent Coupon of $0.205 on Call Settlement Date.
Total Payments (per $10.00 Note):	Payment on Call Settlement Date:	$10.205 ($10.00 + $0.205)
	Prior Contingent Coupons:	$0.205 ($0.205 x 1)
	Total:	$10.41
	Total Return:	4.10%

Because the closing level of each Underlying is greater than or equal to its Initial Underlying Level on the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are automatically

FWP-14

called on that Observation Date. The Issuer will pay you on the Call Settlement Date $10.205 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Call Settlement Date. No further amounts will be owed to you under the Notes.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first Observation Date, the Issuer will pay the Contingent Coupon of $0.205 on the first Coupon Payment Date. However, because the closing level of at least one Underlying was less than its Coupon Barrier on the second and third Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.41 per Note for a 4.10% total return on the Notes.

Example 2 — Notes Are NOT Automatically Called and the Final Underlying Level of Each Underlying Is At Or Above Its Downside Threshold and Coupon Barrier

Date	Closing Level	Payment (per Note)
First Observation Date	MXEA Index: 115.00 RTY Index: 110.000	Closing level of each Underlying at or above its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.205 on first Coupon Payment Date.
Second Observation Date	MXEA Index: 80.00 RTY Index: 75.000	Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.205 on second Coupon Payment Date.
Third Observation Date	MXEA Index: 85.00 RTY Index: 65.000	Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Thirty-Ninth Observation Dates	Various (below Coupon Barrier)

Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically called. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to thirty-ninth Coupon Payment Dates.

Fortieth Observation Date (the Final Valuation Date)	MXEA Index: 110.00 RTY Index: 80.000	Closing level of RTY Index below its Initial Underlying Level; Notes NOT automatically called. Final Underlying Level of each Underlying at or above its Downside Threshold and Coupon Barrier; Issuer repays principal plus pays Contingent Coupon of $0.205 on Maturity Date.
Total Payments (per $10.00 Note):	Payment at Maturity:	$10.205 ($10.00 + $0.205)
	Prior Contingent Coupons:	$0.41 ($0.205 x 2)
	Total:	$10.615
	Total Return:	6.15%

Because the closing level of either Underlying was less than its Initial Underlying Level on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and Coupon Barrier, the Issuer will pay you on the Maturity Date $10.205 per Note, which is equal to your principal amount plus the Contingent Coupon due on the Coupon Payment Date that is also the Maturity Date.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.205 on each of the first and second Coupon Payment Dates. However, because the closing level of at least one Underlying was less than its Coupon Barrier on the third through thirty-ninth Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.615 per Note for a 6.15% total return on the Notes.

FWP-15

Example 3 — Notes Are NOT Automatically Called and the Final Underlying Level of Each Underlying Is At Or Above Its Downside Threshold but the Final Underlying Level of At Least One Underlying Is Below Its Coupon Barrier

Date	Closing Level	Payment (per Note)
First Observation Date	MXEA Index: 115.00 RTY Index: 110.000	Closing level of each Underlying at or above its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.205 on first Coupon Payment Date.
Second Observation Date	MXEA Index: 80.00 RTY Index: 75.000	Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying at or above its Coupon Barrier; Issuer pays Contingent Coupon of $0.205 on second Coupon Payment Date.
Third Observation Date	MXEA Index: 105.00 RTY Index: 60.000	Closing level of RTY Index below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Thirty-Ninth Observation Dates	Various (below Coupon Barrier)

Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically called. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to thirty-ninth Coupon Payment Dates.

Fortieth Observation Date (the Final Valuation Date)	MXEA Index: 110.00 RTY Index: 60.000	Closing level of RTY Index below its Initial Underlying Level; Notes NOT automatically called. Final Underlying Level of each Underlying at or above its Downside Threshold; Final Underlying Level of RTY Index below its Coupon Barrier; Issuer repays principal on Maturity Date.
Total Payments (per $10.00 Note):	Payment at Maturity:	$10.00
	Prior Contingent Coupons:	$0.41 ($0.205 x 2)
	Total:	$10.41
	Total Return:	4.10%

Because the closing level of at least one Underlying was less than its Initial Underlying Level on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Level of each Underlying is greater than or equal to its Downside Threshold and the Final Underlying Level of at least one Underlying is less than its Coupon Barrier, the Issuer will pay you on the Maturity Date $10.00 per Note, which is equal to your principal amount.

In addition, because the closing level of each Underlying was greater than or equal to its Coupon Barrier on the first and second Observation Dates, the Issuer will pay the Contingent Coupon of $0.205 on each of the first and second Coupon Payment Dates. However, because the closing level of at least one Underlying was less than its Coupon Barrier on the third through thirty-ninth Observation Dates, the Issuer will not pay any Contingent Coupon on the Coupon Payment Dates following those Observation Dates. Accordingly, the Issuer will have paid a total of $10.41 per Note for a 4.10% total return on the Notes.

FWP-16

Example 4 — Notes Are NOT Automatically Called and the Final Underlying Level of At Least One Underlying Is Below Its Downside Threshold

Date	Closing Level	Payment (per Note)
First Observation Date	MXEA Index: 60.00 RTY Index: 65.000	Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on first Coupon Payment Date.
Second Observation Date	MXEA Index: 105.00 RTY Index: 65.000	Closing level of the RTY Index below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on second Coupon Payment Date.
Third Observation Date	MXEA Index: 90.00 RTY Index: 65.000	Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically callable because Observation Date is prior to the fourth Observation Date. Closing level of RTY Index below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on third Coupon Payment Date.
Fourth to Thirty-Ninth Observation Dates	Various (below Coupon Barrier)

Closing level of each Underlying below its Initial Underlying Level; Notes NOT automatically called. Closing level of each Underlying below its Coupon Barrier; Issuer DOES NOT pay Contingent Coupon on any of the fourth to thirty-ninth Coupon Payment Dates.

Fortieth Observation Date (the Final Valuation Date)	MXEA Index: 45.00 RTY Index: 110.000	Closing level of MXEA Index below its Initial Underlying Level; Notes NOT automatically called. Closing level of MXEA Index below its Coupon Barrier and Downside Threshold; Issuer DOES NOT pay Contingent Coupon on Maturity Date; Issuer repays less than the principal amount resulting in a loss proportionate to the decline of the Lesser Performing Underlying.

Total Payments (per $10.00 Note):	Payment at Maturity:	$4.50
	Prior Contingent Coupons:	$0.00
	Total:	$4.50
	Total Return:	-55.00%

Because the closing level of at least one Underlying is less than its Initial Underlying Level on each Observation Date on and after the fourth Observation Date (which is approximately one year after the Trade Date and is the first Observation Date on which the Notes are callable), the Notes are not automatically called. Because the Final Underlying Level of at least one Underlying is less than its Downside Threshold on the Final Valuation Date, at maturity, the Issuer will pay you a total of $4.50 per Note, for a -55.00% total return on the Notes, calculated as follows:

$10.00 × (1 + Underlying Return of the Lesser Performing Underlying)

Step 1: Determine the Underlying Return of each Underlying:

Underlying Return of the MXEA Index:

Final Underlying Level – Initial Underlying Level	=	45.00 – 100.00	= -55.00%
Initial Underlying Level		100.00

Underlying Return of the RTY Index:

Final Underlying Level – Initial Underlying Level	=	110.000 – 100.000	= 10.00%
Initial Underlying Level		100.000

Step 2: Determine the Lesser Performing Underlying. The MXEA Index is the Index with the lower Underlying Return.

Step 3: Calculate the Payment at Maturity:

$10.00 × (1 + Underlying Return of the Lesser Performing Underlying) = $10.00 × (1 + -55.00%) = $4.50

In addition, because the closing level of at least one Underlying is less than its Coupon Barrier on each Observation Date, the Issuer will not pay any Contingent Coupons over the term of the Notes.

FWP-17

What Are the Tax Consequences of an Investment in the Notes?

You should review carefully the sections entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” in the accompanying prospectus supplement. The following discussion supersedes the discussion in the accompanying prospectus supplement to the extent it is inconsistent therewith.

In determining our reporting responsibilities, if any, we intend to treat (i) the Notes for U.S. federal income tax purposes as prepaid forward contracts with associated contingent coupons and (ii) any Contingent Coupons as ordinary income, as described in the section entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward or Derivative Contracts with Associated (Contingent) Coupons” in the accompanying prospectus supplement. Our special tax counsel, Davis Polk & Wardwell LLP, has advised that it believes this treatment to be reasonable, but that there are other reasonable treatments that the Internal Revenue Service (the “IRS”) or a court may adopt.

Sale, Exchange or Redemption of a Note. Assuming the treatment described above is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes (assuming Contingent Coupons are properly treated as ordinary income, consistent with the position referred to above). This gain or loss should be long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of the Notes at the issue price. The deductibility of capital losses is subject to limitations. If you sell your Notes between the time your right to a Contingent Coupon is fixed and the time it is paid, it is likely that you will be treated as receiving ordinary income equal to the Contingent Coupon. Although uncertain, it is possible that proceeds received from the sale or exchange of your Notes prior to an Observation Date but that can be attributed to an expected Contingent Coupon payment could be treated as ordinary income. You should consult your tax advisor regarding this issue.

As noted above, there are other reasonable treatments that the IRS or a court may adopt, in which case the timing and character of any income or loss on the Notes could be materially affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments and the relevance of factors such as the nature of the underlying property to which the instruments are linked. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Non-U.S. Holders. Insofar as we have responsibility as a withholding agent, we do not currently intend to treat Contingent Coupon payments to non-U.S. holders (as defined in the accompanying prospectus supplement) as subject to U.S. withholding tax. However, non-U.S. holders should in any event expect to be required to provide appropriate Forms W-8 or other documentation in order to establish an exemption from backup withholding, as described under the heading “—Information Reporting and Backup Withholding” in the accompanying prospectus supplement. If any withholding is required, we will not be required to pay any additional amounts with respect to amounts withheld.

Non-U.S. holders should also note that recently promulgated Treasury regulations imposing a withholding tax on certain “dividend equivalents” under certain “equity linked instruments” will not apply to the Notes.

FWP-18

MSCI EAFE® Index

The MSCI EAFE® Index (the “MXEA Index”) is a free float-adjusted market capitalization index intended to measure the equity market performance of certain developed markets excluding the United States and Canada. The underlier currently consists of the following 21 developed market country indices: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom. For more information about the MXEA Index, see “Indices—The MSCI Indices” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the MXEA Index from January 2, 2008 through September 12, 2016, based on the daily closing levels of the MXEA Index. The closing level of the MXEA Index on September 12, 2016 was 1,689.24. The dotted lines represent a hypothetical Coupon Barrier and a hypothetical Downside Threshold of 1,182.47 and 844.62, respectively, which are equal to 70.00% and 50.00%, respectively, of the closing level of the MXEA Index on September 12, 2016. The actual Coupon Barrier and Downside Threshold for the MXEA Index will be determined on the Trade Date and will equal 70.00% and 50.00%, respectively, of the Initial Underlying Level of the MXEA Index.

We obtained the closing levels below from Bloomberg Professional® service (“Bloomberg”), without independent verification. Historical performance of the MXEA Index should not be taken as an indication of future performance. Future performance of the MXEA Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the MXEA Index during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the MXEA Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-19

Russell 2000® Index

The Russell 2000® Index (the “RTY Index”) is calculated, maintained and published by FTSE Russell. The RTY Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small capitalization segment of the U.S. equity market. For more information about the RTY Index, see “Indices—The Russell Indices” in the accompanying index supplement.

Historical Information

The following graph sets forth the historical performance of the RTY Index from January 2, 2008 through September 12, 2016, based on the daily closing levels of the RTY Index. The closing level of the RTY Index on September 12, 2016 was 1,235.871. The dotted lines represent a hypothetical Coupon Barrier and a hypothetical Downside Threshold of 865.110 and 617.936, respectively, which are equal to 70.00% and 50.00%, respectively, of the closing level of the RTY Index on September 12, 2016. The actual Coupon Barrier and Downside Threshold for the RTY Index will be determined on the Trade Date and will equal 70.00% and 50.00%, respectively, of the Initial Underlying Level of the RTY Index.

We obtained the closing levels below from Bloomberg, without independent verification. Currently, whereas the RTY Index sponsor publishes the official closing level of the RTY Index to six decimal places, Bloomberg reports the closing level to fewer decimal places. As a result, the closing level of the RTY Index reported by Bloomberg may be lower or higher than the official closing level of the RTY Index published by the RTY Index sponsor. Historical performance of the RTY Index should not be taken as an indication of future performance. Future performance of the RTY Index may differ significantly from historical performance, and no assurance can be given as to the closing level of the RTY Index during the term of the Notes, including on any Observation Date. We cannot give you assurance that the performance of the RTY Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

FWP-20

Correlation of the Underlyings

The following graph sets forth the historical performances of the MSCI EAFE® Index and the Russell 2000® Index from January 2, 2008 through September 12, 2016, based on the daily closing levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a closing level of 100.00 on January 2, 2008 by dividing the closing level of that Underlying on each day by the closing level of that Underlying on January 2, 2008 and multiplying by 100.00.

We obtained the closing levels used to determine the normalized closing levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the closing levels of the Underlyings during the term of the Notes, including on any Observation Date or on the Final Valuation Date. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the returns of those Underlyings were similar to each other over a given period in terms of timing and direction. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their returns has been constant).

The closer the relationship of the returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each Underlying relative to each other over the time period shown and provides an indication of how close the relative performance of each Underlying has historically been to the other Underlying.

The lower (or more negative) the correlation between the Underlyings, the less likely it is that the indices will move in the same direction and, therefore, the greater the potential for one of the Underlyings to close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, respectively. This is because the less positively correlated the Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. However, even if the Underlyings have a higher positive correlation, one or both of the Underlyings might close below its Coupon Barrier or Downside Threshold on any Observation Date or the Final Valuation Date, as both of the Underlyings may decrease in value together.

Although the correlation of the Underlyings’ performance may change over the term of the Notes, the Contingent Coupon Rate is determined, in part, based on the correlation of the Underlyings’ performance calculated using our internal models at the time when the terms of the Notes are finalized. A higher Contingent Coupon Rate is generally associated with lower correlation of the Underlyings, which reflects a greater potential for missed Contingent Coupons and for a loss on your investment at maturity. The correlation referenced in setting the terms of the Notes is calculated using our internal models and is not derived from the returns of the Underlyings over the period set forth above. In addition, other factors and inputs other than correlation may impact how the terms of the Notes are set and the performance of the Notes.

FWP-21

Supplemental Plan of Distribution

We will agree to sell to Barclays Capital Inc. and UBS Financial Services Inc., together the “Agents,” and the Agents will agree to purchase, all of the Notes at the initial issue price less the underwriting discount indicated on the cover of the pricing supplement, the document that will be filed pursuant to Rule 424(b)(2) and will contain the final pricing terms of the Notes. UBS Financial Services Inc. may allow a concession not in excess of the underwriting discount set forth on the cover of the pricing supplement to its affiliates.

We or our affiliates will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties in connection with the sale of the Notes and the Agents and/or an affiliate may earn additional income as a result of payments pursuant to the swap, or related hedge transactions.

We have agreed to indemnify the Agents against liabilities, including certain liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agents may be required to make relating to these liabilities as described in the prospectus and the prospectus supplement. We have agreed that UBS Financial Services Inc. may sell all or a part of the Notes that it purchases from us to its affiliates at the price that will be indicated on the cover of the pricing supplement that will be available in connection with the sale of the Notes.

FWP-22